Exhibit 5.1

[Letterhead of Bryan Sheridan, Counsel to Allied Irish Banks, p.l.c.]

Allied Irish Banks, p.l.c.

Bankcentre

Ballsbridge

Dublin 4

14th January, 2005

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed by Allied Irish Banks, p.l.c. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) in connection with the Allied Irish and Capital Accumulation Plan and Trust (the “Plan”), which offers, as one of investment options, interests in a stock fund invested in Allied Irish Banks, p.l.c. American Depositary Shares each such American Depositary Receipts (“AIB ADRs”).  The AIB ADRs represent two (2) ordinary shares, at EUR 0.32 each, of the share capital of the Company.

My opinion assumes, without investigation or verification on my part, that Plan has, as of the date of this Opinion, has acquired and presently holds 36,060 AIB ADRs representing the same number of American Depositary Shares, each such American Depositary Share representing two Ordinary Shares of EUR 0.32 each in the share capital of the Company.  My Opinion is limited to the shares represented by the AIB ADRs currently held by the Plan (“the Shares”).  My opinion is also limited solely to matters of Irish law as of the date of this Opinion.  I am not competent to, and I express no opinion on, the law of any other jurisdiction.  The expression “non-assessable” is used by me in this opinion to mean that the Shares are fully paid up and that the holder of the Shares is not subject to any further call in respect of amounts to be subscribed for the Shares.

As counsel for the Company, I am furnishing my opinion to be used as Exhibit 5.1 to the Registration Statement.  For such purpose I have examined such documents and questions of law as I have considered necessary or appropriate for the purpose of this opinion.

On the basis set out above, it is my opinion that the Shares have been validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours faithfully,
/s/ Bryan Sheridan

Bryan Sheridan